Exhibit 23(b)

Analysis, Research & Planning Corporation’s Consent

Regarding the Registration Statement on Form S-8 for The Dow Chemical Company 2012 Employee Stock Purchase Plan (the Registration Statement), Analysis, Research & Planning Corporation (“ARPC”) hereby consents to the incorporation by reference in the Registration Statement of the use of ARPC’s name and the reference to ARPC’s reports appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2014, and in the Quarterly Reports on Form 10-Q of The Dow Chemical Company for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

/S/ B. THOMAS FLORENCE
B. Thomas Florence
President
Analysis, Research & Planning Corporation
October 28, 2015